Exhibit 99.1

ISLE OF CAPRI CASINOS, INC. ANNOUNCES

FISCAL 2017 THIRD QUARTER RESULTS

SAINT LOUIS, MO — February 23, 2017 — Isle of Capri Casinos, Inc. (NASDAQ: ISLE) (the “Company”) today reported financial results for the third quarter ended January 22, 2017 and other Company-related news.

Fiscal 2017 Third Quarter Highlights

•                  Diluted net income per share from continuing operations increased to $0.15 per share from $0.13 in the prior year quarter.

•                  Adjusted EBITDA increased 5.5% year over year, led by strong results at our Black Hawk and Iowa properties.

•                  Adjusted EBITDA margin improved 147 bps over the prior year quarter, to 22.4%, as a result of a strong focus on operational efficiency.

Consolidated Financial Results

The following table outlines the Company’s financial results (dollars in millions, except per share data, unaudited):

	Three Months Ended		Nine Months Ended
	January 22,	January 24,	January 22,	January 24,
	2017	2016	2017	2016
Net revenues	$193.8	$196.5	$598.0	$605.2
Consolidated Adjusted EBITDA (1)	43.5	41.2	131.6	129.3

Income from continuing operations	6.1	5.4	37.1	16.7
Income from discontinued operations	2.1	1.2	5.1	4.5
Net income	8.2	6.6	42.2	21.2

Diluted income per share from continuing operations	0.15	0.13	0.89	0.40
Diluted income per share from discontinued operations	0.05	0.03	0.12	0.11
Diluted net income per share	0.20	0.16	1.01	0.51
Adjusted diluted income per share (2)	0.17	0.13	0.51	0.47

(1)         For a further description of Consolidated Adjusted EBITDA, refer to the reconciliation tables following the narrative and the definition of Adjusted EBITDA in footnote (1) of this release.

(2)         For a reconciliation of the GAAP basis per share amounts to adjusted income (loss) per share, refer to the reconciliation table labeled “Reconciliation of GAAP Income (Loss) from Continuing Operations to Adjusted Income (Loss) and GAAP Income (Loss) from Continuing Operations Per Share to Adjusted Income (Loss) Per Share.”

Eric Hausler, the Company’s chief executive officer, commented:

“We remain focused on driving increased profitability from our existing operations and effectively managing our corporate costs.  The combination of a 2.9% increase in Property Adjusted EBITDA and a 16.9% decrease in net corporate expense (excluding stock compensation expense) drove a 5.5% increase in Adjusted EBITDA during the third quarter compared to the prior year.  Our fiscal third quarter Adjusted EBITDA margin of 22.4% represents a third quarter record for the Company.

“Higher year-over-year Property Adjusted EBITDA was led by strong results from our Iowa properties, where Adjusted EBITDA increased 6.2%, as well as a 13.0% increase in Adjusted EBITDA at Black Hawk.  Our Isle property in Black Hawk benefited from the opening of its new buffet and both Black Hawk properties benefited from the marketing optimization programs we implemented earlier this fiscal year. Our properties in Cape Girardeau, Caruthersville and Vicksburg also set third quarter Adjusted EBITDA records.

“The third quarter was the second full operating quarter for our new land-based casino and entertainment facility in Bettendorf where Adjusted EBITDA increased 9.4% compared to the prior year quarter.  We continue to lead the Quad Cities market in total gaming revenues, which we have done in every month since the land-based facility opened.  We are pleased with the initial returns on our investment and expect the property to continue to ramp up as we optimize our expense structure.

“We continued to invest in our properties and improve our balance sheet during the third quarter.  We completed the previously announced buffet renovations at Kansas City and Isle Black Hawk.  At the same time, we reduced our revolver balance by approximately $7 million in the quarter.

“On September 19, 2016, we announced that we have signed a definitive agreement to sell all of the outstanding shares of stock of the Company to Eldorado Resorts, Inc. (NASDAQ: ERI) for approximately $950 million in cash and stock.  On January 25, 2017, our shareholders overwhelmingly voted to approve the transaction.  We believe this transaction, which will create a regional gaming company with significant scale, geographic diversity and free cash flow, provides our shareholders with both immediate value and the benefit from the potential upside expected from the significant operating synergies between these two companies.  We are working closely with the Eldorado team to plan a smooth transition, and continue to expect the transaction to close in the second quarter of calendar 2017, subject to regulatory approvals.

“We continue to make progress on our previously announced divestitures: the $134.5 million sale of Lake Charles to an affiliate of Laguna Development Corporation and the $40.0 million sale of Marquette to an affiliate of Casino Queen, Inc.  We expect the Marquette transaction to close in the first calendar quarter of 2017 and the Lake Charles transaction to close in the second calendar quarter of 2017, in each case, subject to regulatory approvals.”

Financial Highlights

The third quarter results reflect both Lake Charles and Marquette in discontinued operations and as assets held for sale for all periods presented.

Net revenues for the current quarter were $193.8 million, compared to $196.5 million in the prior year quarter, down 1.4%.

Consolidated Adjusted EBITDA was $43.5 million for the quarter compared to $41.2 million in the prior year quarter, up 5.5%.  Consolidated Adjusted EBITDA margins increased to 22.4% from 20.9%.  Operating income increased to $24.2 million from $23.1 million in the prior year quarter, as property operating expenses decreased by $4.2 million, or 2.8%, compared to the prior year third quarter.

Interest expense was $16.7 million compared to $16.8 million in the prior year quarter, as a result of our lower overall debt balance.

On a GAAP basis, diluted income per share from continuing operations was $0.15 compared to diluted income per share from continuing operations of $0.13 in the prior year’s quarter.  Adjusted diluted net income per share was $0.17 during the current quarter compared to $0.13 in the prior year’s quarter.

Operating Results

(All comparisons are to the prior year quarter)

Black Hawk — Net revenues decreased $0.2 million, or 0.6%, to $29.0 million and Adjusted EBITDA increased $0.9 million, or 13.0%, to $7.6 million, at our two casinos in Black Hawk. The Isle property benefited from the opening of its new buffet in December, while we also made several operational and marketing changes to enhance profitability.

Pompano — Net revenues decreased $1.2 million, or 2.8%, to $42.9 million, and Adjusted EBITDA decreased 2.7%, to $9.4 million at Pompano Park.  The property continues to experience a heightened competitive environment which impacted revenues during the quarter.  However, adjustments to marketing and operational costs resulted in Adjusted EBITDA margins holding flat at 21.9%.

Iowa — Net revenues for our Iowa properties increased $0.3 million, or 0.7%, compared to prior year, and Adjusted EBITDA increased $0.7 million, to $11.3 million.

The third quarter was the second full quarter of operations at our new land-based facility in Bettendorf.  Net revenues increased $1.3 million and Adjusted EBITDA increased $0.4 million, or 9.4%, for the quarter year over year.  Adjusted EBITDA margins improved 40 bps to 24.7%, from a combination of higher revenues and the new more efficient facility.  We will continue to refine the marketing and operations in the coming quarters to optimize our ramp up of the new facility.

Waterloo posted its highest third quarter Adjusted EBITDA since opening in June 2007 as a result of a more efficient cost structure.  Adjusted EBITDA margins at the property improved 287 basis points and Adjusted EBITDA increased $0.3 million, or 4.3%, to $6.8 million.

Mississippi — Net revenues for Lula and Vicksburg decreased 6.0%, to $18.0 million while Adjusted EBITDA increased $0.2 million, to $4.2 million, or 6.0%.

Vicksburg’s net revenues decreased $0.3 million, or 4.1%, and Adjusted EBITDA increased $0.1 million, or 7.8%, to $1.9 million.  The property has continued to benefit from the management team’s strong focus on operational efficiency as Adjusted EBITDA margin improved to 27.2%, up approximately 300 bps.

The Lula market continues to be negatively impacted by increased competition in the Arkansas market.  Net revenues at our Lula property decreased $0.8 million, to $10.8 million and Adjusted EBITDA increased $0.1 million, or 4.5%.  The property continues to optimize its cost structure in response to the competitive environment which resulted in a 234-bp increase in Adjusted EBITDA margin to 20.8% .

Missouri — Net revenues for our Missouri properties decreased $0.4 million, to $57.8 million and Adjusted EBITDA increased $0.1 million, to $16.2 million.

Cape Girardeau’s net revenues increased $0.5 million, or 3.1%, and Adjusted EBITDA increased $0.2 million, to $3.7 million or 5.9%.  The property’s Adjusted EBITDA margin improved 65 bps.  The property continues to benefit from a solid ramp up in revenues.

Boonville continues to post the Company’s highest Adjusted EBITDA margin, at 36.1% for the quarter.  During the third quarter of fiscal 2017, net revenues decreased 4.3%, to $17.6 million and Adjusted EBITDA decreased 4.0%, to $6.4 million.  The property’s results this quarter were affected by two weekend ice storms.

In Kansas City net revenues decreased 0.9%, to $17.1 million and Adjusted EBITDA decreased 2.2%, to $3.9 million.  The property benefited from the opening of its new buffet during the quarter, but was also affected by the two ice storms that moved through Missouri during the quarter.

In Caruthersville, net revenues increased 1.3%, to $8.1 million while Adjusted EBITDA improved by 9.5%, to $2.2 million, and Adjusted EBITDA margins improved 203 bps primarily due to continued strategic marketing spending and capital investments we have made to the property.

Pennsylvania — At Nemacolin, net revenues decreased 2.0%, to $7.6 million while Adjusted EBITDA decreased $0.2 million to a loss of $(0.7) million.  The property was impacted by an increase in table games tax rates during the quarter, as well as an increase in state administrative fees.

Corporate Expenses

Corporate and development expenses were $5.9 million for the quarter compared to $6.1 million in the third quarter of fiscal 2016, as a result of lower payroll and other operational expenses.

Non-cash stock compensation expense for the current quarter was $1.2 million, compared to $0.8 million in the prior year quarter, up 64.0%.  The prior included a favorable forfeiture adjustment of stock compensation expense of $0.5 million.

Capital Structure and Capital Expenditures

As of January 22, 2017, the Company had:

•                  $54.0 million in cash and cash equivalents, excluding $32.5 million in restricted cash and investments;

•                  $881.2 million in total debt; and

•                  $256.1 million in net line of credit availability, the outstanding balance on the revolving credit facility was $35.6 million at quarter end, while leverage for bank purposes was 4.2x.

Third quarter capital expenditures were $12.5 million, excluding spending related to the land-based project in Bettendorf.  We spent $1.3 million in the third quarter of fiscal 2017 on the land-based project at Bettendorf.  For the project through the end of the third quarter, we have expended approximately $53 million.  We completed the project well below the previously announced budget of up to $60 million.

Conference Call Information

Isle of Capri Casinos, Inc. will not be hosting a conference call this quarter.

About Isle of Capri Casinos, Inc.

Isle of Capri Casinos, Inc. is a leading regional gaming and entertainment company dedicated to providing guests with an exceptional experience at each of the 14 casino properties that it owns or operates, primarily under the Isle and Lady Luck brands.  The Company currently operates gaming and entertainment facilities in Colorado, Florida, Iowa, Louisiana, Mississippi, Missouri, and Pennsylvania. More information is available at the Company’s website, www.islecorp.com.

Forward-Looking Statements

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect Isle’s financial condition, results of operations and expansion projects, is included in Isle’s filings with the SEC, including, but not limited to, its Form 10-K for the most recently ended fiscal year, of which certain sections were recast in a Form 8-K filed on December 21, 2016.

CONTACT:

Isle of Capri Casinos, Inc.,

Jill Alexander, Senior Director of Corporate Communication-314.813.9368

###

ISLE OF CAPRI CASINOS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	January 22,	January 24,	January 22,	January 24,
	2017	2016	2017	2016
Revenues:
Casino	$202,203	$205,707	$629,623	$633,746
Rooms	4,495	4,476	16,109	15,711
Food, beverage, pari-mutuel and other	26,297	27,098	78,781	80,906
Gross revenues	232,995	237,281	724,513	730,363
Less promotional allowances	(39,178)	(40,757)	(126,488)	(125,157)
Net revenues	193,817	196,524	598,025	605,206
Operating expenses:
Casino	29,258	30,644	90,026	92,722
Gaming taxes	51,610	52,295	160,047	161,289
Rooms	1,200	1,155	4,080	4,093
Food, beverage, pari-mutuel and other	9,936	10,783	28,715	31,371
Marine and facilities	9,977	10,260	31,116	32,436
Marketing and administrative	43,741	44,810	134,287	136,970
Corporate and development	5,859	6,141	21,337	20,770
Preopening expenses	—	—	597	—
Transaction expenses	733	—	4,146	—
Depreciation and amortization	17,281	17,318	51,940	52,151
Total operating expenses	169,595	173,406	526,291	531,802
Operating income	24,222	23,118	71,734	73,404

Interest expense	(16,650)	(16,836)	(50,040)	(51,281)
Interest income	75	75	230	233
Loss on early extinguishment of debt	—	—	—	(2,966)
Income from continuing operations before income taxes	7,647	6,357	21,924	19,390
Income tax benefit (provision)	(1,592)	(904)	15,140	(2,647)
Income from continuing operations	6,055	5,453	37,064	16,743
Income from discontinued operations, net of income taxes	2,110	1,162	5,125	4,466
Net income	$8,165	$6,615	$42,189	$21,209

Income per common share-basic:
Income from continuing operations	$0.15	$0.13	$0.90	$0.41
Income from discontinued operations, net of income taxes	0.05	0.03	0.12	0.11
Net income	$0.20	$0.16	$1.02	$0.52

Income per common share-dilutive:
Income from continuing operations	$0.15	$0.13	$0.89	$0.40
Income from discontinued operations, net of income taxes	0.05	0.03	0.12	0.11
Net income	$0.20	$0.16	$1.01	$0.51

Weighted average basic shares	41,357,381	40,730,065	41,310,668	40,669,556
Weighted average diluted shares	41,804,445	41,444,564	41,601,651	41,417,021

ISLE OF CAPRI CASINOS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	January 22,	April 24,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$54,040	$62,126
Restricted cash	22,650	461
Marketable securities	17,479	19,338
Accounts receivable, net	9,937	12,484
Inventory	5,641	5,580
Prepaid expenses and other assets	14,471	10,545
Assets held for sale	139,335	2,361
Total current assets	263,553	112,895
Property and equipment, net	810,083	810,450
Other assets:
Goodwill	79,776	79,776
Other intangible assets, net	31,609	32,237
Deferred financing costs, net	2,374	3,777
Restricted cash and investments	9,827	9,819
Prepaid deposits and other	4,672	4,996
Deferred income taxes	536	1,144
Long-term assets held for sale	—	139,130
Total assets	$1,202,430	$1,194,224

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$85	$80
Accounts payable	21,748	27,432
Accrued liabilities:
Payroll and related	29,698	34,743
Property and other taxes	18,501	18,814
Income taxes payable	71	123
Interest	13,976	14,678
Progressive jackpots and slot club awards	14,306	13,705
Deferred proceeds for assets held for sale	22,000	—
Other	20,472	20,646
Liabilities related to assets held for sale	6,716	7,326
Total current liabilities	147,573	137,547
Long-term debt, less current maturities and net deferred financing costs	881,161	911,688
Deferred income taxes	24,301	37,902
Other accrued liabilities	17,432	17,557
Other long-term liabilities	13,912	13,912
Stockholders’ equity:
Preferred stock, $.01 par value; 2,000,000 shares authorized; none issued	—	—
Common stock, $.01 par value; 60,000,000 shares authorized; shares issued:
42,066,148 at January 22, 2017 and at April 24, 2016	421	421
Class B common stock, $.01 par value; 3,000,000 shares authorized; none issued	—	—
Additional paid-in capital	240,815	244,472
Retained earnings (deficit)	(113,509)	(152,868)
	127,727	92,025
Treasury stock, 706,729 shares at January 22, 2017 and 1,300,955 shares at April 24, 2016	(9,676)	(16,407)
Total stockholders’ equity	118,051	75,618
Total liabilities and stockholders’ equity	$1,202,430	$1,194,224

Isle of Capri Casinos, Inc.

Supplemental Data - Net Revenues

(unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	January 22,	January 24,	January 22,	January 24,
	2017	2016	2017	2016
Colorado
Black Hawk	$28,953	$29,138	$93,029	$97,142

Florida
Pompano	42,878	44,108	120,939	124,532

Iowa
Bettendorf	18,079	16,812	58,248	53,282
Waterloo	20,328	21,313	63,115	64,914
Iowa Total	38,407	38,125	121,363	118,196

Mississippi
Lula	10,839	11,688	33,835	36,802
Vicksburg	7,142	7,448	22,862	21,948
Mississippi Total	17,981	19,136	56,697	58,750

Missouri
Boonville	17,638	18,438	56,695	57,641
Cape Girardeau	15,066	14,614	45,872	44,123
Caruthersville	8,053	7,952	25,111	24,568
Kansas City	17,056	17,204	51,716	52,968
Missouri Total	57,813	58,208	179,394	179,300

Pennsylvania
Nemacolin	7,629	7,788	26,386	27,229

Property Net Revenues before Other	193,661	196,503	597,808	605,149
Other	156	21	217	57
Net Revenues from Continuing Operations	$193,817	$196,524	$598,025	$605,206

Isle of Capri Casinos, Inc.

Reconciliation of Operating Income (Loss) to Adjusted EBITDA

(unaudited, in thousands)

	Three Months Ended January 22, 2017
	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Other	Adjusted EBITDA
Black Hawk, Colorado	$5,296	$2,317	$5	$—	$7,618

Pompano, Florida	7,583	1,789	5	—	9,377

Bettendorf, Iowa	1,290	3,175	8	—	4,473
Waterloo, Iowa	5,606	1,214	7	—	6,827
Iowa Total	6,896	4,389	15	—	11,300

Lula, Mississippi	729	1,519	7	—	2,255
Vicksburg, Mississippi	1,051	886	7	—	1,944
Mississippi Total	1,780	2,405	14	—	4,199

Boonville, Missouri	5,200	1,158	6	—	6,364
Cape Girardeau, Missouri	1,068	2,605	8	—	3,681
Caruthersville, Missouri	1,558	627	2	—	2,187
Kansas City, Missouri	2,920	1,019	7	—	3,946
Missouri Total	10,746	5,409	23	—	16,178

Nemacolin, Pennsylvania	(1,381)	709	—	—	(672)
Total Operating Properties	30,920	17,018	62	—	48,000
Corporate and Other	(6,698)	263	1,170	733	(4,532)
Total	$24,222	$17,281	$1,232	$733	$43,468

	Three Months Ended January 24, 2016
	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Other	Adjusted EBITDA
Black Hawk, Colorado	$4,540	$2,188	$14	$—	$6,742

Pompano, Florida	7,837	1,785	14	—	9,636

Bettendorf, Iowa	1,181	2,902	7	—	4,090
Waterloo, Iowa	5,223	1,317	6	—	6,546
Iowa Total	6,404	4,219	13	—	10,636

Lula, Mississippi	824	1,331	3	—	2,158
Vicksburg, Mississippi	895	903	6	—	1,804
Mississippi Total	1,719	2,234	9	—	3,962

Boonville, Missouri	5,347	1,269	13	—	6,629
Cape Girardeau, Missouri	942	2,527	7	—	3,476
Caruthersville, Missouri	1,378	614	6	—	1,998
Kansas City, Missouri	3,069	961	6	—	4,036
Missouri Total	10,736	5,371	32	—	16,139

Nemacolin, Pennsylvania	(1,551)	1,074	—	—	(477)
Total Operating Properties	29,685	16,871	82	—	46,638
Corporate and Other	(6,567)	447	669	—	(5,451)
Total	$23,118	$17,318	$751	$—	$41,187

Isle of Capri Casinos, Inc.

Reconciliation of Operating Income (Loss) to Adjusted EBITDA

(unaudited, in thousands)

	Nine Months Ended January 22, 2017
	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Preopening and Other	Adjusted EBITDA
Black Hawk, Colorado	$18,391	$6,809	$21	$—	$25,221

Pompano, Florida	18,477	5,403	21	—	23,901

Bettendorf, Iowa	6,796	9,055	24	(400)	15,475
Waterloo, Iowa	17,113	3,673	22	—	20,808
Iowa Total	23,909	12,728	46	(400)	36,283

Lula, Mississippi	2,663	4,575	19	—	7,257
Vicksburg, Mississippi	3,259	2,685	22	—	5,966
Mississippi Total	5,922	7,260	41	—	13,223

Boonville, Missouri	17,290	3,615	21	—	20,926
Cape Girardeau, Missouri	3,089	7,745	22	—	10,856
Caruthersville, Missouri	4,736	1,930	8	—	6,674
Kansas City, Missouri	9,313	3,215	22	—	12,550
Missouri Total	34,428	16,505	73	—	51,006

Nemacolin, Pennsylvania	(3,256)	2,364	—	—	(892)
Total Operating Properties	97,871	51,069	202	(400)	148,742
Corporate and Other	(26,137)	871	4,026	4,146	(17,094)
Total	$71,734	$51,940	$4,228	$3,746	$131,648

	Nine Months Ended January 24, 2016
	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Other	Adjusted EBITDA
Black Hawk, Colorado	$20,776	$6,589	$42	$—	$27,407

Pompano, Florida	18,392	6,242	42	—	24,676

Bettendorf, Iowa	5,479	7,857	24	—	13,360
Waterloo, Iowa	15,964	3,930	20	—	19,914
Iowa Total	21,443	11,787	44	—	33,274

Lula, Mississippi	3,944	3,895	13	—	7,852
Vicksburg, Mississippi	2,268	2,679	20	—	4,967
Mississippi Total	6,212	6,574	33	—	12,819

Boonville, Missouri	17,755	3,356	38	—	21,149
Cape Girardeau, Missouri	984	8,313	19	—	9,316
Caruthersville, Missouri	4,346	1,840	17	—	6,203
Kansas City, Missouri	9,261	2,906	21	—	12,188
Missouri Total	32,346	16,415	95	—	48,856

Nemacolin, Pennsylvania	(3,714)	3,206	30	—	(478)
Total Operating Properties	95,455	50,813	286	—	146,554
Corporate and Other	(22,051)	1,338	3,495	—	(17,218)
Total	$73,404	$52,151	$3,781	$—	$129,336

Isle of Capri Casinos, Inc.

Reconciliation of Income From Continuing Operations to Adjusted EBITDA

(unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	January 22,	January 24,	January 22,	January 24,
	2017	2016	2017	2016
Income from continuing operations	$6,055	$5,453	$37,064	$16,743
Income tax provision (benefit)	1,592	904	(15,140)	2,647
Interest income	(75)	(75)	(230)	(233)
Interest expense	16,650	16,836	50,040	51,281
Depreciation and amortization	17,281	17,318	51,940	52,151
Stock-based compensation	1,232	751	4,228	3,781
Transaction expense (3)	733	—	4,146	—
Gain on sale of Bettendorf vessel (4)	—	—	(997)	—
Preopening expense (4)	—	—	597	—
Loss on early extinguishment of debt	—	—	—	2,966
Adjusted EBITDA (1)	$43,468	$41,187	$131,648	$129,336

Isle of Capri Casinos, Inc.

Reconciliation of GAAP Income From Continuing Operations to Adjusted Income and
GAAP Income From Continuing Operations Per Share to Adjusted Income Per Share

(unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	January 22,	January 24,	January 22,	January 24,
	2017	2016	2017	2016

GAAP income from continuing operations	$6,055	$5,453	$37,064	$16,743
Transaction expenses (3)	733	—	4,146	—
Tax valuation allowance release	—	—	(19,552)	—
Gain on sale of Bettendorf vessel (4)	—	—	(997)	—
Preopening expense (4)	—	—	597	—
Loss on early extinguishment of debt	—	—	—	2,966
Adjusted income (2)	$6,788	$5,453	$21,258	$19,709

GAAP income from continuing operations per share	$0.15	$0.13	$0.89	$0.40
Transaction expenses (3)	0.02	—	0.10	—
Tax valuation allowance release	—	—	(0.47)	—
Gain on sale of Bettendorf vessel (4)	—	—	(0.02)	—
Preopening expense (4)	—	—	0.01	—
Loss on early extinguishment of debt	—	—	—	0.07
Adjusted income per share (2)	$0.17	$0.13	$0.51	$0.47

(1)         Adjusted EBITDA is “earnings from continuing operations before interest and other non-operating income (expense), income taxes, stock-based compensation, preopening expenses and depreciation and amortization.” Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry and 2) a principal basis of valuing gaming companies. Management uses Adjusted EBITDA as the primary measure of the Company’s operating properties’ performance, and it is an important component in evaluating the performance of management and other operating personnel in the determination of certain components of employee compensation.  Adjusted EBITDA should not be construed as an alternative to operating income as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to any other measure determined in accordance with U.S. generally accepted accounting principles (GAAP).  The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in Adjusted EBITDA. Also, other gaming companies that report Adjusted EBITDA information may calculate Adjusted EBITDA in a different manner than the Company. A reconciliation of Adjusted EBITDA to income (loss) from continuing operations is included in the financial schedules accompanying this release.

Certain of our debt agreements use a similar calculation of “Adjusted EBITDA” as a financial measure for the calculation of financial debt covenants and includes add back of items such as gain on early extinguishment of debt, preopening expenses and non-cash stock compensation expense. Reference can be made to the definition of Adjusted EBITDA in the applicable debt agreements on file as Exhibits to our filings with the Securities and Exchange Commission.

(2)         Adjusted income (loss) is presented solely as a supplemental disclosure as this is one method management reviews and utilizes to analyze the performance of its core operating business.  For many of the same reasons mentioned above related to Adjusted EBITDA, management believes Adjusted income (loss) and Adjusted income (loss) per share are useful analytic tools as they enable management to track the performance of its core casino operating business separate and apart from factors that do not impact decisions affecting its operating casino properties, such as loss on early extinguishment of debt and preopening expenses.  Management believes Adjusted income (loss) and Adjusted income (loss) per share are useful to investors since these adjustments provide a measure of financial performance that more closely resembles widely used measures of performance and valuation in the gaming industry.  Adjusted income (loss) and adjusted income (loss) per share do not include the loss on early extinguishment of debt and preopening expenses.

(3)         On September 19, 2016, the Company entered into an agreement and plan of merger with Eldorado Resorts, Inc., whereby Eldorado will acquire all of the outstanding shares of the Company.  During the three and nine months ended January 22, 2017, the Company incurred $0.7 million and $4.2 million, respectively, in transaction expenses associated with this agreement.

(4)         The Company had preopening expenses of $0.6 million in the nine months ended January 22, 2017 related to the Bettendorf land-based casino which opened on June 24, 2016.  During the nine months ended January 22, 2017, we sold the previous Bettendorf riverboat for a gain of $1.0 million.